Aaron's Directors Increase Share Repurchase Authorization to $250 Million

ATLANTA, March 2, 2022 – The Aaron’s Company, Inc. (“Aaron’s”), (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions, today announced that its Board of Directors has increased its share repurchase authorization to $250 million from the original $150 million plan and extended the maturity by one year to December 31, 2024. As of today, March 2, 2022, approximately $147 million remains available under this new authorization limit.
The shares may be purchased from time to time in the open market, in privately negotiated transactions or in other manners as permitted by federal securities laws and other legal and contractual requirements. The timing, manner, price and amount of any repurchases will be determined by Aaron’s in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. There is no guarantee as to the number of shares that will be repurchased, and the stock repurchase program may be extended, suspended, or discontinued at any time without notice at Aaron’s discretion.
About Aaron’s
Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions. Aaron's engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, appliances, and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com or Aarons.com.
Media and Investor Contact:
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
Mike.dickerson@aarons.com